Exhibit 99.1

Extreme Networks & Aerohive

Employee FAQ

Below are questions and answers that will help you understand today’s announcement and let you know what to expect in the coming weeks and months.

1.	What did Extreme and Aerohive announce today?

Extreme Networks announced it has agreed to acquire Aerohive in an all-cash transaction, representing an aggregate purchase price of approximately $272 million. Accounting for Aerohive’s net cash balance of $62 million at the end of March, the deal is equivalent to an enterprise value of $210 million. This acquisition of Aerohive accelerates the realization of our vision of the Autonomous Enterprise, adding critical new cloud management and edge capabilities (Elements) to Extreme’s portfolio of end-to-end, edge to cloud networking solutions, providing a strong subscription revenue stream and strengthening the company’s position in wireless LAN at a critical technology transition to Wi-Fi 6.

Aerohive is a leader in cloud management, AI and machine learning. It was among the first companies to offer controller-less Wi-Fi and cloud management, including cloud-managed Wi-Fi and network access control (NAC), and today is the number two provider of Cloud Managed Wireless LAN Services, according to IHS Markit. Aerohive recently delivered the industry’s first pluggable enterprise Wi-Fi access points and was first to market with Wi-Fi 6 access points. The company has a global footprint of 30,000 cloud wireless LAN customers in verticals including education, healthcare, state and local government, and retail. This acquisition will bring new automation and intelligence capabilities to Extreme’s Elements portfolio. It will expand Extreme’s technology leadership in Wi-Fi and NAC, adding cloud-managed Wi-Fi and NAC solutions to complement its on-premises Wi-Fi and NAC technology, driving Extreme deeper into key verticals and presenting numerous opportunities for cross-sell and up-sell within the combined portfolios.

Extreme is expected to gain new SD-WAN capabilities, in all expanding its total addressable market by a total of $1B in a market with a CAGR of 19% 2019 through 2022.

2.	What exactly is Extreme Networks acquiring?

In acquiring the company, Aerohive’s customers, channel partners, team and differentiated technology will join Extreme. Extreme has a strong track record acquiring and integrating companies, including bringing Enterasys and assets from Zebra, Avaya, and Brocade under one Extreme Networks brand.

3.	Can I share this news on my personal social media networks? (i.e. blogs, LinkedIn, Twitter, YouTube or Facebook)

No. Certain communications related to the transaction must be filed with the SEC. These communications may include email and personal social media posts, whether you create a personal post or link to or reference another post or media article. Please do not make any communications regarding the transaction on social media, in other online accounts or otherwise comment publicly on the transaction. Your cooperation is critical to enable Extreme and Aerohive to comply with SEC rules and to ensure we can successfully close this transaction.

Do not share any internal Extreme Networks internal communications outside of the company.

4.	Why is Extreme Networks acquiring Aerohive?

By acquiring Aerohive, Extreme Networks is adding critical capabilities to our Elements portfolio that will help our customers take the next step in their digital transformation efforts.

Aerohive is a cloud management company which happens to have wireless LAN technology as well. This means we are acquiring a company that has spent most of its energy in building a cloud management platform (called HiveManager) that manages Wi-Fi, Switching, SD-WAN, and NAC. This fits perfectly with our strategy of providing customers new features and capabilities using the cloud. Aerohive also employs a Continuous Integration / Continuous Deployment development model that allows for much higher feature velocity than Extreme has been able to achieve in the past, which will drive additional value for our customers.

5.	Are there plans to discontinue any Aerohive or Extreme products?

There are no plans at this time to discontinue support or development of any of Aerohive or Extreme’s products.

6.	What kinds of customer use cases and benefits will result from Extreme and Aerohive coming together?

Every customer environment is different. No one environment is identical to another. We address these distinctions with our Extreme Elements architecture. By adding Aerohive to our Elements portfolio, we’re giving our collective customers and partners new edge and cloud management solution to choose from – including cloud-managed Wi-Fi and NAC, pluggable access points and SD-WAN capabilities – as they look to create a best-fit network that can be managed and automated from end-to-end. And this is all supported by our #1 rated insourced services and support team. The combined company’s breadth of end-to-end, cloud and on-prem wired and wireless networking solutions is now available to a wider set of customers.

###

Additional Information and Where to Find It

The description contained herein is for informational purposes only and is not a recommendation, an offer to buy or the solicitation of an offer to sell any shares of Aerohive’s common stock. The tender offer for the outstanding shares of Aerohive’s common stock described in this report has not commenced. At the time the tender offer is commenced, Extreme will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and Aerohive will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important

Do not share any internal Extreme Networks internal communications outside of the company.

information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Aerohive’s stockholders at no expense to them. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements”. Forward-looking statements may be typically identified by such words as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although Extreme and Aerohive believe that the expectations reflected in the forward-looking statements are reasonable, any or all of such forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Extreme, Aerohive or their respective businesses or operations.

Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that Purchaser may not receive sufficient number of shares tendered from Aerohive stockholders to complete the tender offer; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each of Aerohive and Extreme to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Aerohive or Extreme; (5) the ability of Aerohive to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) Extreme’s ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating Aerohive with its existing businesses; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Aerohive’s recent Quarterly Report on Form 10-Q, Extreme’s most recent Quarterly Report on Form 10-Q, and Aerohive’s and Extreme’s more recent reports filed with the SEC. Aerohive and Extreme can give no assurance that the conditions to the transaction will be satisfied. Neither Aerohive nor Extreme or its subsidiaries undertakes any intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Aerohive is responsible for information in this Current Report on Form 8-K concerning Aerohive, and Extreme is responsible for information in this Current Report on Form 8-K concerning Extreme or its subsidiaries.

Do not share any internal Extreme Networks internal communications outside of the company.

Extreme’s Quarterly Report on Form 10-Q filed on May 10, 2019 and other filings with the SEC (which may be obtained for free at the SEC’s website at http://www.sec.gov) discuss some of the important risk factors that may affect Extreme’s business, results of operations and financial condition. Extreme undertakes no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Do not share any internal Extreme Networks internal communications outside of the company.